SUB-ITEM 77C:    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     On July 25, 2002, the Annual Meeting of Stockholders of the Shepherd Street Equity Fund (the "Fund") was held (1) to elect seven Directors, (2) to approve or disapprove the elimination of two of the Fund's fundamental investment restrictions and (3) to ratify the selection of Tait, Weller & Baker as the Fund's independent public accountants. The total number of shares of the Fund present in person or by proxy represented 73.04% of the shares entitled to vote at the Annual Meeting.

     The stockholders of the Fund voted to elect all nominees for Director as indicated below:

                                          Number of Shares
                              -----------------------------------------
Nominee/Director              Affirmative            Withhold Authority
----------------              -----------            ------------------
David B. Rea                  819,830.717                    0
William R. Watson             819,830.717                    0
James T. Broyhill             819,830.717                    0
James G. Hanes III            819,830.717                    0
Ralph M. Stockton, Jr.        817,384.211                2,446.506
J. Paul Breitbach             819,830.717                    0
James L. Hilmer               819,830.717                    0


     The stockholders of the Fund approved the elimination of the fundamental investment restriction regarding securities issued by a company for which an affiliated person of the Fund's investment adviser serves as an officer or director. The votes cast with respect to such matter were as follows:

                                      Number of Shares
            --------------------------------------------------------------------
                 For             Against         Abstain        Broker Non-Votes
             -----------       ----------       ---------       ----------------
            785,807.168        16,770.549           0              17,253.000

     The stockholders of the Fund approved the elimination of the fundamental investment restriction regarding warrants on securities. The votes cast with respect to such matter were as follows:

                                      Number of Shares
            --------------------------------------------------------------------
                 For             Against         Abstain        Broker Non-Votes
             -----------       ----------       ---------       ----------------
             786,766.037       15,645.385        166.295           17,253.000

     The stockholders of the Fund voted to ratify the selection of Tait, Weller & Baker as the Fund's independent public accountants. The votes cast with respect to such matter were as follows:

                                      Number of Shares
            --------------------------------------------------------------------
                        For              Against            Abstain
                    -----------          -------            -------
                    819,830.717             0                  0